EXHIBIT 23.3

JENNIFER J. BROWN
c/o Lowham Walsh LLC
205 South Third Street
Lander, Wyoming 82520 USA

CONSENT OF EXPERT
FILED BY EDGAR

January 25, 2013

United States Securities and Exchange Commission

Re:	Midway Gold Corp. filing of a Registration Statement on Form S-3 dated January 25, 2013 (the "Registration Statement")

I refer to the report entitled "NI 43-101 Feasibility Study for the Pan Gold Project, White Pine County, Nevada" dated November 15, 2011 with an original report date of December 19, 2011 and an updated report date of November 29, 2012 (the "Report") as referenced in the Registration Statement and documents incorporated by reference therein.

This letter is being filed as my consent to the use of my name and the Reports, and summaries thereof, in the Registration Statement and in documents incorporated by reference therein.

I confirm that I have read the Registration Statement and I have no reason to believe that there are any misrepresentations that are derived from the Reports referred to above or that are within my knowledge as a result of the services I performed in connection with such Reports.

I consent to the incorporation by reference of this consent into the Registration Statement and any amendment thereto, including post-effective amendments.

[Signature page follows]

Yours truly,

/s/ Jennifer J. Brown
Jennifer J. Brown, P.G.